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                                    EXHIBIT 5

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                                                                       Exhibit 5

        [LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK, P.C. APPEARS HERE]


                                                                  (202) 274-2000

June 26, 2002

The Board of Directors
Citizens South Banking Corporation
245 West Main Avenue
Gastonia, North Carolina  28052

                  Re:      Citizens South Banking Corporation
                           Common Stock Par Value $.01 Per Share
                           --------------------------------------

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the common stock, par value $0.01 per share ("Common Stock") of Citizens South Banking Corporation (the "Company"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal Matters."

                                            Very truly yours,



                                            /s/ Luse Gorman Pomerenk & Schick
                                            ---------------------------------
                                            LUSE GORMAN POMERENK & SCHICK
                                            A PROFESSIONAL CORPORATION